Exhibit 10(y)
FORM OF
OXFORD INDUSTRIES, INC.
RESTRICTED STOCK AGREEMENT
     This Agreement (this “Agreement”) is entered into as of «Date», by and between «Name» (“Participant”) and Oxford Industries, Inc., a Georgia corporation (“Oxford”), pursuant to the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “Plan”). All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided herein.
     WHEREAS, Participant is presently employed by Oxford or a Subsidiary in a key management capacity; and
     WHEREAS, the Committee desires to assure, and has determined that it is appropriate and in the best interests of Oxford and its shareholders to assure, the retention and continued attention and dedication of certain key management employees to Oxford and/or its Subsidiaries; and
     WHEREAS, the Committee has granted to Participant shares of restricted common stock, par value $1.00 per share, of Oxford, subject to the terms and conditions of this Agreement, in order to incent Participant to remain as an employee of Oxford or a Subsidiary and to further align the interests of the shareholders of Oxford and its key management employees, such as Participant, by increasing the opportunities for certain key management employees to become shareholders of Oxford.
     NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Award of Restricted Stock. Pursuant to the Plan, on «Date» (the “Grant Date”), Oxford has granted (the “Award”) to Participant «Number» shares of restricted common stock, par value $1.00 per share, of Oxford (the “Restricted Stock”), subject to the terms and conditions of this Agreement and of the Plan.

2.	Restrictions. Except as provided in this Agreement, the shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture. Without limitation of the foregoing, no shares of Restricted Stock (unless Vested (as hereinafter defined) pursuant to Section 3 below) may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, and any sale, pledge, assignment or other attempted transfer shall be null and void.

3.	Vesting. Participant’s interest in the shares of Restricted Stock shall become transferable and non-forfeitable (“Vested”) as follows:

Amount of Award Vested	Vesting Date
100%	«Vesting Date»
Notwithstanding the foregoing, any shares of Restricted Stock that have not Vested or been forfeited shall become Vested as of the date of a Change of Control (as hereinafter defined).

4.	Forfeiture. Upon the termination of Participant’s employment with Oxford or a Subsidiary, any and all shares of Restricted Stock that have not then become Vested pursuant to Section 3 above shall lapse and be forfeited and canceled (and Participant shall receive no consideration from Oxford on account of such forfeiture), unless the Committee waives this forfeiture condition at the time such employment is terminated, as evidenced by a written waiver adopted by the Committee.

5.	Voting and Dividend Rights. Except as otherwise specifically provided in this Agreement or the Plan, Participant shall have all the rights of a shareholder with respect to the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive any dividends and other distributions with respect thereto.

6.	Custody of Certificates. Custody of all stock certificates evidencing the shares of Restricted Stock shall be retained by Oxford, or its designated agent, for so long as such shares are not Vested. Oxford shall place a legend on each certificate evidencing a share of Restricted Stock restricting the transfer of such shares. As soon as practicable after shares of Restricted Stock become Vested, Oxford shall remove the restrictive legend and deliver to Participant one or more stock certificates evidencing such shares.

7.	Stock Power. Participant hereby agrees that, at any time upon Oxford’s request, Participant shall deliver to Oxford a stock power, endorsed in blank, with respect to the shares of Restricted Stock that are not then Vested. Oxford shall use such stock power to cancel any shares of Restricted Stock that do not become Vested. Oxford shall return such stock power to Participant with respect to any shares of Restricted Stock that become Vested.

8.	Section 83(b) Election. Participant hereby acknowledges that Participant may, within the thirty (30) day period after the Grant Date specified above, in Participant’s sole discretion make an election with the Internal Revenue Service under Section 83(b) of the Code. If Participant makes such election, Participant will promptly file a copy with Oxford.

9.	Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:
(a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Oxford or any Subsidiary or any employee benefit plan sponsored or maintained by Oxford or any Subsidiary (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Oxford representing at least 35% of the total voting power represented by Oxford’s then outstanding voting securities;

(b)	The commencement by an entity, person or group (other than Oxford or a Subsidiary) of a tender offer or an exchange offer for more than 35% of the outstanding capital stock of Oxford;

(c)	The effective time of (i) a merger or consolidation of Oxford with one or more corporations as a result of which the holders of the outstanding voting stock of Oxford immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of all or substantially all of the assets of Oxford other than to an entity of which Oxford owns at least 80% of the voting stock;

(d)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Oxford’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board; or

(e)	Approval by the shareholders of Oxford of a complete liquidation or dissolution of Oxford.
Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (A) its sole purpose is to change the state of Oxford’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Oxford’s securities immediately before such transaction; or (C) with respect to Participant, if Participant is part of a purchasing group that effects a Change of Control.
10.	Electronic Delivery and Signatures. Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If Oxford establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any award or grant made under the Plan), Participant hereby consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by Oxford to provide administrative services related to the Plan, including any award or grant made under the Plan.
11.	Governing Law. This Agreement will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.

12.	Tax Withholding. At the time shares of Restricted Stock become Vested, Oxford shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable to Participant in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

13.	No Guarantee of Employment. This Agreement shall not confer upon Participant any right whatsoever with respect to continuance of employment with Oxford, nor shall it interfere with or modify in any way any right that Oxford would otherwise have to terminate Participant’s employment at any time.

14.	Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be amended by a writing signed by both parties.

15.	Incorporation by Reference. This Agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Plan document, the Plan document shall control.
          IN WITNESS WHEREOF, this Agreement has been executed and delivered by Oxford on the terms and conditions set forth above.

OXFORD INDUSTRIES, INC.

By:

Title:

I hereby agree to the terms and conditions of this Agreement as a condition of the grant made to me.
Participant

«Name»

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